EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
ANFI, Inc.:

We consent to the inclusion in Amendment No. 1 to the Form S-4 of Fidelity National Financial, Inc. filed on February 24, 2003, of our report dated February 21, 2002, except as to Note 13 to the consolidated financial statements, which is as of July 18, 2002, on the consolidated financial statements and financial statement schedule of ANFI, Inc. and subsidiaries, formerly American National Financial, Inc., included herein and to the references to our firm under the headings “Experts” and “Selected Consolidated Financial Data—ANFI, Inc.” in the registration statement.

KPMG LLP

Los Angeles, California
February 20, 2003